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                                                                      EXHIBIT 23

                         CENTERPOINT PROPERTIES TRUST
                      CONSENT OF INDEPENDENT ACCOUNTANTS




     We consent to the inclusion in this Form 10-K and the incorporation by reference in the registration statements of CenterPoint Properties Trust (formerly CenterPoint Properties Corporation) on Form S-3 (Nos. 33-95792, 33-99858 and 333-18235), Form S-8/S-3 (File Nos. 333-05087 and 333-34687) and
Form S-8 (File No. 333-05141) of our report dated February 10, 1998, on our audits of the consolidated financial statements and financial statement schedules of CenterPoint Properties Trust and Subsidiaries as of December 31, 1997 and 1996, and for the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K.







Coopers & Lybrand L.L.P.
Chicago, Illinois
March 18, 1998